Exhibit 16.1
September 25, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the statements of Rub Music Enterprises, Inc. pertaining to our firm included under Item 4.01 of the Form 8-K to be filed on or about September 25, 2009, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with any other statements of the registrant contained therein.
Sincerely,
/s/ Pritchett, Siler & Hardy, P.C.
PRITCHETT, SILER & HARDY, P.C.